EXHIBIT F


                         NON-NEGOTIABLE PROMISSORY NOTE

                          MULTI-STRATEGY SERIES [M] [G]


                            Dated: [August 20,] 2004

                  FOR VALUE RECEIVED, Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC ("Payor" or the "Company"), a Delaware limited liability company issuing its "Units" of limited liability company interests in two, separate series designated as "Multi-Strategy Series M" or "Multi-Strategy Series G", hereby promises to pay [insert name of payee] ("Payee") the Payment Amount (as defined in Section 2) in a single installment as discussed below.

                  This Note is being issued so that Payor may purchase Multi-Strategy Series [M] [G] Units (the "Repurchased Units") from Payee pursuant to the terms and subject to the conditions set out in the Offer to Purchase dated June 24, 2004 and the Notice of Intent to Tender dated June 24, 2004 (which Offer to Purchase and Notice of Intent to Tender, together with any amendments or supplements thereto collectively constitute the "Offer"). This
Note is not negotiable and is not interest-bearing.

                  1. General Payment Provisions. The Payor will make the Payment under this Note in a single installment in such currency of the United States of America as will be legal tender at the time of payment. Payment under this Note will be made by immediately available funds by wire transfer to Payee's account at Payee's authorized placement agent as previously identified to Payor by Payee.

                  Citigroup Alternative Investments LLC, acting as the Company's administrator (the "Administrator), may decide, in its discretion, to make payment in cash, or by the distribution of securities in kind or partly in cash and partly in kind. Any payment in the form of securities will be made by means of a separate arrangement entered into with the Payee in the sole discretion of the Administrator.

                  2. Payment. The "Payment Amount" will be an amount equal to the value of the Repurchased Units determined as of September 30, 2004 (the "Valuation Date") (and valued within ten (10) business days thereafter in accordance with the Company's limited liability company agreement). The Payor will make payment under this Note as of the later of (1) a period of within thirty (30) days after the Valuation Date, or (2) if Multi-Strategy Series [M] [G] has requested withdrawals of its capital from any investment funds in which such Series is invested in order to fund the purchase of the Units, within ten
(10) business days after such Series has received at least 90% of the aggregate amount withdrawn by such Series from the investment funds.


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                  3. Optional Prepayment. This Note may be prepaid, without
premium, penalty or notice, at any time.

                  4. Events of Default.

                       (a) The occurrence of any of the following events shall be deemed to be an "Event of Default" under this Note:

                           (i) The Payor defaults in payment when due and any
                  such default continues for a period of ten (10) days; or

                           (ii) The Payor shall commence any proceeding or other
                  action relating to Multi-Strategy Series [M] [G] in bankruptcy or seek reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of such Series or the debts of such Series under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; (2) the Payor applies for, or consents or acquiesces to, the appointment of a receiver, conservator, trustee or similar officer for such Series or for all or substantially all of the property of such Series; (3) the Payor makes a general assignment for the benefit of creditors of such Series; or (4) the Payor generally admits its inability to pay its debts with respect to such Series as they become due and payable; or

                           (iii) The commencement of any proceeding or the
                  taking of any other action against Multi-Strategy Series [M] [G] in bankruptcy or seeking reorganization, arrangement, readjustment, dissolution, liquidation, winding-up, relief or composition of such Series or the debts of such Series under any law relating to bankruptcy, insolvency or reorganization or relief of debtors and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or
                  (2) the appointment of a receiver, conservator, trustee or similar officer for the Payor or for all or substantially all of the property of such Series and the continuance of any such event for sixty (60) days undismissed, unbonded or undischarged.

                       (b) Upon the occurrence of an Event of Default, the entire unpaid amount of this Note outstanding shall become immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, and without any action on the part of the Payee.

                       (c) Any event in the nature of an Event of Default relating solely to any series of the Company other than Multi-Strategy Series [M][G] will not be an Event of Default with respect to Payor's obligations under this Note.

                  5. Miscellaneous.

                       (a) Liabilities of Payor Limited by Series. Payment on the Note shall be solely from and with respect to the assets of the Company's Multi-Strategy Series [M] [G]. No lien, charge, encumbrance, claim or other obligation with respect to any other series of the Company is or will be established hereby.


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                       (b) Governing Law; Consent to Jurisdiction. This Note and
the rights and remedies of the Payor and Payee will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within such State, without regard to the conflict of laws principles of such State. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the County of New York, State of New York, and each party hereto agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

                       (c) Notices. All communications under this Note will be given in writing, sent by telecopier or registered mail to the address set forth below or to such other address as such party will have specified in writing to the other party hereto, and will be deemed to have been delivered effective at the earlier of its receipt or within two (2) days after dispatch.

If to Payor, to:       Citigroup Alternative Investments
                       Multi-Adviser Hedge Fund Portfolios LLC (Multi-Strategy
                       Series [M] [G])
                       399 Park Avenue
                       7th Floor
                       New York, New York 10043
                       Telephone:  (212) 816-4999
                       Facsimile:  (212) 816-0720
                       Attention:  Clifford De Souza, President

If to Payee, to:       [Insert name, address, telephone number and fax number of
                       Payee]

                       (d) Severability, Binding Effect. Any provision of this Note that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

                       (e) Amendment; Waiver. No provision of this Note may be waived, altered or amended, except by written agreement between the Payor and Payee.

                       (f) Waiver of Presentment. Payor hereby waives presentment, protest, demand for payment and notice of default or nonpayment to or upon Payor with respect to this Note.

                       (g) Entire Agreement. This Note and the Offer set out the entire agreement between the parties and supersede any prior oral or written agreement between the parties.


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                  IN WITNESS WHEREOF, Payor has duly caused this Note to be duly executed on behalf of its Multi-Strategy Series [M] [G] as of the date first above written.

                                     CITIGROUP ALTERNATIVE INVESTMENTS
                                     MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC



                                     By:
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                                        Name:
                                        Title: